Exhibit 10.3

Employer: SC GENPACT Romania SRL

Trade Registry J 40/4976/2005

Fiscal code 17362595

EMPLOYMENT AGREEMENT

This agreement is made and enrolled under no.     /     in the General Register of Employeesl

A. The parties

Employer – a corporate entity SC GENPACT Romania SRL

Having its registered office at 9-9A Dimitrie Pompei street, IRIDE BUSINESS PARK, registered with the Trade Registry under no
J 40 /4976/2005, fiscal coder 17362595, sole registration code 17362595 tel. Number 2028770 represented by Piyush MEHTA acting as Director HR Genpact Global & Cristian POPESCU, Director HR Genpact Romania.

And

Employee – Mr. Patrick COGNY domiciled in Greengate, House 19, 148 Jancu Nicolae, Voluntari, Bucharest, Romania holder of the passport no. 06AC51210 issued by Prefecture De Police (16) Paris France, issued on 12 June, 2006.

Have agreed to make and enter into this employment agreement, under the following terms.

B. Purpose of the agreement: the employee hereby agrees to perform the salaried activity for the employer as President and CEO, Genpact Europe (also known as General Manager)

C. Duration of the agreement:

The contract is for unlimited duration commencing on October 1, 2007.

Previous work experience with General Electric Company and Genpact International between October 1st, 1990 until the date of this contract is recognized by the company for any seniority driven benefits which may be established.

D. Workplace

1.  Work shall be carried on at SC GENPACT Romania SRL.

2.  Given the nature of Mr. COGNY duties, the place of work may change, at any moment, in accordance with the needs induced by the Company organisation and management or with the career opportunities without implying a modification of this contract.

E. Type of work

Position/trade/profession: General Manager

F. Duties

The employee’s duties are set out in the job description, attached to the contract of employment.

G. Working conditions

Work is carried out under normal conditions, according to Law no. 19/2000 regarding the public pension and the social security benefits scheme, as subsequently amended and supplemented.

/s/ Patrick COGNY	/s/ Piyush Mehta

H. Duration of work

Full-time employment, working time being 8 hours/day, 40 hours/week;
Working hours shall be allocated as follows: 8 day hours
Working hours may change under the terms provided by the internal regulations/applicable collective agreement.

I. Holidays

Annual holiday is 25 working days.

J. Salary

1. Gross monthly basic salary shall be RON 70,574 (€ 21, 067). This shall be paid 12 times per annum and the annual gross basic salary is therefore RON 846,914 (€ 252, 810). This is established as an exchange rate of 1€=3.35 RON which may be reviewed every six months.

2. Other constitutive elements:

a) Supplementary benefits: the employee will benefit from meal tickets

3. Overtime worked outside regular working hours or on non-working days or public holidays shall be set off against paid time-off or compensated by overtime pay, according to the applicable collective agreement or Law no. 53/2003 – the Labour Code.

4. The salary payment day/s shall be latest the 10th of the following month.

Parties agree that salary will be paid by bank transfer rather than in cash, and for this reason the Employee shall provide the name of bank and the account number he/she wishes the salary to be transferred to, simultaneously with signing this Contract, but within the period of two weeks from signing this Contract, at the latest.

At the same time the Employee shall be responsible for providing written notice to the Employer within three working days from the change of his/her personal and banking data as well as if the Employee wishes to have the salary transferred to different bank account. The Employer shall not be liable for default performance and possible delays and damage attributable to the Employee’s failure to observe this obligation.

5. Base Salary Increments: amount and payout frequency are subject to management decision of Genpact Romania based on business performance and distributed according to employee performance at all times.

6. Variable compensation/ Bonus payout in Genpact Romania: terms and conditions are subject to management decision of Genpact Romania based on business performance against the Operating Plan, reviewed annually, and distributed according to employee performance at all times. Bonus amount is never a guaranteed amount.

K. Other clauses

a) There is no probationary period as the Employee is already working for the GENPACT Group.

b) The notice on dismissal shall be 20 working days, according to Law no. 53/2003 – the Labour Code or the collective agreement. In case of termination by the Employer, except for serious misconduct, the Employer shall pay the Employee a one off payment equivalent to 10 months of base salary. This payment would be reduced by any payment due according to collective agreement and/or law in Romania.

c) The notice on resignation shall be 30 calendar days

d) In respect of overseas employment, the information stated at art. 18, paragraph (1) of Law no. 53/2003 shall be set out in the contract of employment.

/s/ Patrick COGNY	/s/ Piyush Mehta

(e.1) Confidentiality clause

(e.1.1.) The Employee agrees not to disclose or use at any time during or after the termination of his/her employment, any trade secret or confidential information obtained in the course of employment with respect to GECIS/GENPACT operations, whether related to local or international organisations. In particular you should ensure that confidential information is not leaked to the media.

(e.1.2.) Privileged information shall be laid down in the GENPACT Internal Regulation, and includes results of investigations and experiments, customer and balance sheet lists, costing methods and results, sales and pricing information, marketing information, goals or strategies, etc.

(e.1.3.) The written documents or materials made available to the Employee by GENPACT, for his/her use or those developed by the Employee during the term of his/her employment contract shall be returned to GENPACT on termination of the employment contract.

(e.1.4.) The Employee agrees to keep his/her salary paid by GENPACT in strict confidence.

(e.1.5.) The Employee may use the Employer’s hardware and software solely in accordance with instructions issued by the General Manager. The Employee may not remove from the Employer’s offices any hardware or software without express permission from the General Manager. By no means shall the Employee download data or software from his business desktop other than with the General Manager’s prior express consent.

(e.1.6.) This confidentiality obligation shall have effect both throughout the term of the employment agreement and for an unlimited period after termination of the individual employment agreement. If acting in breach of the above confidentiality obligation, the Employee shall be liable to indemnify the Employer for any damage caused as a result of breaching the obligation undertaken (including expenses incurred with the lawyers’ fees occasioned by such breach of contractual obligations).

(e.2) Loyalty clause

(e.2.1.) The Employee undertakes, throughout the term of his employment agreement with the Employer and subsequent to termination thereof, to refrain from disparaging the Employer, its employees or customers/clients.

(e.2.2.) Throughout the term of his employment agreement with the Employer the Employee undertakes not to divert the Employer’s clientele towards any person competing with it or conducting an activity identical with, similar to, or competing against, that of the Employer by using the connections established with such clientele in the course of performing activities for the Employer

(e.2.4.) If breaching the above loyalty obligation, the Employee shall be liable to indemnify the Employer for any damage caused as a result of breaching the obligation undertaken (including expenses incurred with lawyers’ fees occasioned by such breach of contractual obligations).

(e.3.) Personal data processing

The Employee agrees to provide required personal data as well as consents the Employer to use and/or disclose such data to any third party. The Employer shall be obliged to safeguard the Employee’s personal rights when disclosing the Employee’s personal data. In case of termination the Employer shall observe the regulations concerning the protection of personal data.

(e.4.) Proprietary Information

The intellectual property rights over inventions developed by the Employee alone or in cooperation with others throughout his employment and within the scope of his job duties, in accordance with his employment agreement, shall vest in the Employer and shall be subject to no compensation.

The provisions of this clause shall be supplemented with the provisions of Law no. 64/1991 on patents and other relevant legislation in the field of intellectual property rights.

(e.5) Other benefits granted to the Employee

/s/ Patrick COGNY	/s/ Piyush Mehta

(e.5.1.) GENPACT shall grant to the Employee the following fringe benefits:

a) Mobile telephone (as per company policy);

b) Laptop (as per company policy).

(e.5.2.) The company will provide the employee with housing in Romania by reimbursing the rent of a dwelling up to a month amount of € 6,500 including utility costs.

(e.5.3) The Employer will reimburse the Employee for the costs associated with the international school for his two children. These costs will not exceed an amount of $ 20, 000 (Twenty Thousand USD) per annum per child.

The Employee will have to submit to the Employer the original of the invoices issued by the school. For these reimbursements, a benefit in kind will be declared to the social administration and employee’s social contributions will be withheld.

(e.5.4) Vehicle

The Employee shall use a company car.

For the private use of this vehicle, a benefit in kind will be declared to the social administration and employee’s social contributions will be withheld.

The Company in accordance with the Company Car policy, shall pay the civil and professional liability insurance of the car and its passengers as well as fuel and maintenance expenses. The company shall be immediately informed of any event, accident or incident with this vehicle so that the company shall take the justified actions.

The Employee will have to remit this vehicle to the Company, as well as the documents and equipments (such as keys) limited to his vehicle at the end of his labour contract.

(e.5.5) Employee benefits

The Employee will be covered for the following benefits with equivalent level to the level of coverage before joining the Company:

a.	Medical coverage
b.	Death and disability coverage
c.	Additional retirement benefit.
d.	Relocation to France in case of termination of this labor contract
e.	Annual trip to France for Self and immediate Family

The costs for these benefits will be borne jointly by the Employee and the Employer.

(e.7.) Reimbursement of expenses incurred by the Employee

(e.7.1.) Expenses incurred by the Employee, in the exercise of professional duties, within the limits prescribed by the Internal Regulation and according to the specific plan submitted for prior approval to the relevant manager of GENPACT, shall be reimbursed by GENPACT on the basis of written expense reports duly signed and accompanied by the related receipts.

(e.7.2.) Business trips outside Romania expenses shall be fully reimbursed, in the same way as operational expenses relating to the Romanian - based business activity.

(e.8.) Take over of responsibilities and goods

The Employee is required upon termination of the employment agreement to transfer all ongoing responsibilities arising from the scope of work to his/her direct supervisor, furthermore to immediately return all items, which have been taken over by him/her upon receipt and belong to the Employer, or which by their nature are for the use of Employer employees or including, without limitation, all written and other materials which are of a secret as confidential nature relating to the business of the Employer or any member

/s/ Patrick COGNY	/s/ Piyush Mehta

company of the Employer’s direct or indirect parent company group. The takeover and return must in each case be properly documented.

L. General rights and duties of the parties

1.  The employee shall have the following rights:

a)   The right to salary for the work done.

b)   The right to daily and weekly rest.

c)   The right to annual holiday.

d)   The right to equal opportunities and treatment.

e)   The right to health and safety at work.

f)    The right to professional training, subject to the addenda.

2.  The employee shall have the following duties:

a)   The duty to observe work discipline.

b)     The duty of fidelity towards the employer while carrying out professional duties.

c)   The duty to observe health and safety at work rules.

d)     The duty to keep the trade secret.

3.  The employer shall have the following rights:

a)  To give mandatory instructions to the employees, if lawful.

b)  To exercise control over the performance of professional tasks.

c)  To ascertain violations of disciplinary rules and impose adequate sanctions, according to law, the applicable collective agreement and internal regulations.

4.  The employer shall have the following duties:

a)  To provide to the employee all the rights and entitlements arising from the contract of employment, the collective agreement and the law.

b)  Permanently ensure the technical and organisational conditions foreseen by the working regulations, and suitable working conditions.

c)  Inform the employee on the working conditions and the matters relevant to employment relations.

d)  Issue, if so requested, any documents acknowledging that the person is an employee of the company.

e)  Ensure confidentiality of the employee’s personal data.

M. Final provisions

The provisions of this contract of employment shall be complemented by Law no. 53/2003 – the Labour Code and the applicable collective agreement at national level, registered under no. 20.01/31.01.2005 with the Romanian Ministry of Labour, Social Solidarity and Family.

Any amendment to the contractual clauses during performance of the contract of employment shall be in the form of an addendum to the contract, according to law.

This individual contract of employment was made in three copies, one for each party and one to be filed with the Territorial Labour Inspectorate.

Disputes over the conclusion, performance, amendment, suspension or termination hereof shall be settled by the court of competent jurisdiction, according to law.

/s/ Patrick COGNY	/s/ Piyush Mehta	/s/ Cristian Popescu
Patrick COGNY	For Genpact Romania
	Mr Piyush Mehta	Mr Cristian Popescu
	HR Director Global	HR Director Romania

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